Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of South Plains Financial, Inc. for the registration of 1,000,000 shares of Common Stock to be issuable under the 2023 Employee Stock Purchase Plan, of our report dated March 15, 2024, with respect to the consolidated financial statements of South Plains Financial, Inc., included in this Annual Report on Form 10-K for the year ended December 31, 2023.

/s/ Forvis Mazars, LLP

Houston, Texas
July 15, 2024